Kristin Dolan
AMC Networks Inc.
11 Penn Plaza
New York, NY 10001

Re: Employment Agreement

Dear Kristin:

This letter (the “Agreement”) will confirm the terms of your continued employment by AMC Networks Inc. (the “Company”) as an at-will employee with the title of Chief Executive Officer. Except as provided in paragraph 18 of this Agreement, this Agreement will supersede and replace any and all other discussions, understandings or arrangements regarding the subject matter herein, including your Employment Agreement with the Company effective as of February 27, 2023 (the “Prior Agreement”). This Agreement will be effective as of October 9, 2025 (the “Effective Date”).
1.Term of Employment. The term of this Agreement (the “Term”) shall commence as of the Effective Date and, unless earlier terminated in accordance with paragraph 5 of this Agreement, shall automatically expire on December 31, 2028 (the “Expiration Date”).

2.Duties. In your capacity as the Chief Executive Officer, you shall have the powers, responsibilities, duties and authority customary for the chief executive officer of corporations of the size, type and nature of the Company, and you will report solely and directly to the Chairman of the Board of Directors of the Company (the “Board”). Subject to the provisions of this paragraph, you agree to devote substantially all of your business time and attention to the business and affairs of the Company and to perform your duties in a diligent, competent and skillful manner and in accordance with applicable law. The Company understands that you serve on the Board of Directors of Sphere Entertainment Co. (“Sphere”). As recognized in Article Tenth of the Company’s Amended and Restated Certificate of Incorporation (the “Overlap Policy”), there may be certain potential conflicts of interest and fiduciary duty issues associated with your roles at the Company and Sphere. The Company recognizes and agrees that none of (i) your responsibilities at the Company and Sphere (and at their respective subsidiaries and affiliates), (ii) the actual or potential conflicts of interest and fiduciary duty issues that are waived in the Overlap Policy or (iii) any actions taken, or omitted to be taken, by you in good faith to comply with your duties and responsibilities to the Company (and its subsidiaries and affiliates) in light of your responsibilities to the Company and Sphere (and their respective subsidiaries and affiliates), shall be deemed to be a breach by you of your obligations under this Agreement (including your obligations under Annex I) nor shall any of the foregoing constitute “Cause” as such term is defined herein. Notwithstanding the foregoing, nothing herein shall preclude you from (i) serving as a member of the board of directors of up to three non-competitive public companies upon consent of the Company (not to be unreasonably withheld), (ii) engaging in charitable activities and community affairs, and (iii) managing the personal investments and affairs of you and the members of your family (including in your capacity as the manager of the Dolan family office); provided, however, that the activities set out in clauses (i),

(ii), and (iii) shall be limited by you so as not to materially interfere, individually or in the aggregate, with the performance of your duties and responsibilities hereunder, including compliance with the covenants set forth in Annex I.

3.Compensation; Benefits. Beginning on the Effective Date and ending on March 31, 2026, your annual base salary will be a minimum of $2,000,000 and, for the period beginning on April 1, 2026 and continuing thereafter, your annual base salary will be a minimum of $2,100,000, subject in each case to annual review and potential increase by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), in its discretion. The Compensation Committee will review your compensation package on an annual basis. As of the Effective Date, you will also participate in our discretionary annual bonus program, and your annual target bonus opportunity will be not less than two hundred percent (200%) of actual salary dollars paid to you during the applicable year. Bonus payments depend on a number of factors including Company, unit and individual performance. However, the decision of whether or not to pay a bonus, and the amount of that bonus, if any, will be made by the Compensation Committee in its discretion. Except as otherwise provided herein, in order to receive a bonus, you must be employed by the Company at the time bonuses are being paid. Your annual base salary and annual bonus target (as each may be increased from time to time in the Compensation Committee’s discretion) will not be reduced during the term of this Agreement. Notwithstanding the foregoing, (i) your bonus for the fiscal year ending December 31, 2025 shall not be prorated (and shall be based upon the actual salary dollars paid to you during the 2025 fiscal year under this Agreement and the Prior Agreement), and (ii) if your employment with the Company ends on the Expiration Date, you shall be paid your bonus for the fiscal year ending December 31, 2028, which bonus shall be subject to Company and unit performance for that fiscal year as determined by the Company in its sole discretion and shall be paid at the same time as bonuses for such fiscal year are generally paid to similarly situated employees.
You will also participate, subject to your continued employment by the Company, in such long-term equity and other incentive programs as are made available in the future to similarly situated executives at the Company. For the 2026 award cycle (anticipated to commence in March 2026) and for each award cycle during the Term, your long-term awards will consist of annual grants of cash and/or equity awards with an annual aggregate target value of not less than $8,000,000, or such larger amount as may be determined by the Compensation Committee in its discretion. For each performance cycle, fifty percent (50%) of your long-term awards will vest ratably over three years from the date of grant and fifty percent (50%) of your long-term awards will vest based on Company and/or individual performance metrics established by the Compensation Committee, after consultation with you, that will be the same as the performance metrics established for other senior executives of the Company and that will be detailed in your grant agreements, in each case subject to your continued employment with the Company through the applicable vesting date (except as otherwise provided in the applicable plan documents, grant agreement or this Agreement). Your grant agreements will contain such additional terms and conditions determined by the Compensation Committee; provided, however, that such terms and conditions shall be consistent with the terms and conditions of the grant agreements received by other senior executives of the Company (and subject to any more favorable terms set forth in this Agreement including those set forth in Annex l attached hereto).

36863017.9

In addition, within ten (10) days following the Effective Date, the Company will grant you a special cash performance award with a target value of $3,000,000 (the “CEO Renewal Award”) pursuant to a grant agreement in the form attached hereto as Exhibit A (the “CEO Renewal Award Agreement”). The applicable incremental percentage of the CEO Renewal Award will vest at the end of the applicable performance period, as set forth in the CEO Renewal Award Agreement (the “Performance Period”), if the corresponding stock price target, as set forth in the CEO Renewal Award Agreement (each, a “Stock Price Target”), is achieved during the Performance Period, and any portion of the CEO Renewal Award for which the applicable Stock Price Hurdle has been achieved prior to the end of the Performance Period will be payable in cash within fifteen (15) days following the end of the Performance Period, subject, in each case except as otherwise provided herein, to your continued employment with the Company or its subsidiaries through the end of the Performance Period. Notwithstanding anything to the contrary contained herein or in the CEO Renewal Award Agreement, (A) upon a “going private transaction” or a Change of Control, each as defined in the CEO Renewal Award Agreement, the CEO Renewal Award shall be treated in accordance with Annex 1 to the CEO Renewal Award Agreement; and (B) upon the termination of your employment with the Company (1) by the Company, (2) by you for “Good Reason,” (3) by you on account of “Retirement,” or (4) due to your death or your physical or mental disability, provided that at the time of such termination under clauses (1), (2), (3) or (4) “Cause” does not exist and subject (other than in the case of death) to your execution and the effectiveness of the Severance Agreement (as defined below), the CEO Renewal Award will remain outstanding and the applicable percentage of the CEO Renewal Award will vest based on the achievement of the Stock Price Targets during the Performance Period, and any portion of the CEO Renewal Award for which the applicable Stock Price Hurdle has been achieved prior to the end of the Performance Period will be payable in cash within fifteen (15) days following the end of the Performance Period. Notwithstanding anything else in this Agreement, the vesting provisions set forth in this paragraph will apply to the CEO Renewal Award.

In addition, on the first payroll date following the Effective Date, the Company will pay you a one-time signing bonus in cash in the amount of $150,000, less applicable withholdings.

You will be eligible to participate in our standard benefits program at the levels that are made available to similarly situated executives at the Company. Participation in our benefits program is subject to meeting the relevant eligibility requirements, payment of the required premiums, and the terms of the plans themselves. You will be entitled to four (4) weeks’ vacation per year, to be accrued and used in accordance with Company policy. You will also be entitled to reimbursement of business expenses upon submission of appropriate documentation in accordance with Company policy, and your usage of private fixed-wing aircraft will continue to be provided during the Term on the terms contained in the resolutions of the Compensation Committee as in effect on the date hereof.
4.Restrictive Covenants. Effective as of the Effective Date, you and the Company agree to be bound by the additional covenants and provisions applicable to each that are set forth in Annex I attached hereto, which Annex shall be deemed to be a part of this Agreement.

36863017.9

5.Termination. If your employment with the Company is terminated prior to the Expiration Date (1) by the Company or (2) by you for “Good Reason,” and at the time of such termination under clauses (1) or (2) “Cause” does not exist, then, subject to your execution and the effectiveness of a severance agreement reasonably satisfactory to the Company, which severance agreement shall include, without limitation, a full and complete general release in favor of the Company and its affiliates (subject to customary carve outs, including carve-outs for (i) your rights, if any, of indemnification, whether under Article VIII of the Company’s By-Laws, or under the certificates of incorporation, bylaws, operating agreements, partnership agreements or other agreements or similar governance documents with different names or policies of the Company’s subsidiaries or affiliates, (ii) your rights, if any, under any applicable directors’ and officers’ insurance policy, (iii) your rights, if any, to accrued vested benefits under applicable benefit plans of the Company, any subsidiary or any affiliate, which will remain payable in accordance with the terms and conditions of such plans, (iv) your rights, if any, to payments or benefits under the Severance Agreement, (v) your rights, if any, as a holder of equity securities or equity derivatives of the Company or its subsidiaries or affiliates, in each case, subject to the terms and conditions of any award agreement or other document governing such equity securities or equity derivatives or (vi) rights, if any, that cannot be released by law) and their respective directors and officers, as well as your agreement to non-competition (limited to one year), non-solicitation, non-disparagement, confidentiality and further cooperation obligations and restrictions substantially in the form set forth in Annex I attached hereto (the “Severance Agreement”), the Company will provide you with the following:
a. Severance in an amount to be determined by the Compensation Committee (the “Severance Amount”), but in no event less than two (2) times the sum of your annual base salary plus your target annual bonus, each as in effect at the time your employment terminates. Sixty percent (60%) of the Severance Amount (the “First Payment”) will be payable to you on the six-month anniversary of the date your employment so terminates (the “Termination Date”) and the remaining forty percent (40%) of the Severance Amount will be payable to you on the twelve-month anniversary of the Termination Date; provided that the maximum portion of the First Payment that is exempt from Section 409A (as defined below) will be payable to you on or before the seventy-fifth (75) day following the date your employment so terminates;
b. A prorated bonus based on the amount of your base salary earned by you during the fiscal year through the Termination Date, provided, that such bonus, if any, will be payable to you if and when such bonuses are generally paid to similarly situated employees and will be based on your then current annual target bonus as well as Company and your business unit performance as determined by the Compensation Committee in its discretion, but without adjustment for your individual performance;
c. If, as of the Termination Date, annual bonuses had not yet generally been paid to similarly situated employees with respect to the prior fiscal year, a bonus based on the amount of your base salary actually paid to you during such prior fiscal year, provided, that such bonus, if any, will be payable to you if and when such bonuses are generally paid to similarly situated employees and will be based on your annual target bonus that was in effect with respect to such

36863017.9

prior fiscal year as well as Company and your business unit performance as determined by the Compensation Committee in its discretion, but without adjustment for your individual performance; and
d.(i) Except with respect to the CEO Renewal Award which shall be treated in the manner described above, each of your outstanding long-term cash performance awards (“CPAs”) granted under the plans of the Company, if any, shall immediately vest in full and shall be payable to you at the same time as such awards are paid to active employees of the Company and the payment amount of such award shall be to the same extent that other similarly situated executives receive payment for such awards as determined by the Compensation Committee (subject to the satisfaction of any applicable performance objectives); provided that, if the applicable performance objectives are not satisfied then any such CPAs will be forfeited.
(ii)(A) All of the time-based restrictions on each of your then-outstanding and not-yet vested restricted stock or restricted stock unit awards granted to you under the plans of the Company, if any, shall immediately be eliminated, (B) payment and deliveries with respect to your restricted stock that are not subject to performance criteria or are subject to performance criteria that have previously been satisfied (as determined by the Compensation Committee) shall be made immediately after the effective date of the Separation Agreement, (C) payment and deliveries with respect to your restricted stock units that are not subject to performance criteria or are subject to performance criteria that have previously been satisfied (as determined by the Compensation Committee) shall be made on the 90th day after the termination of your employment and (D) payments or deliveries with respect to your restricted stock and restricted stock units that are subject to performance criteria that have not yet been satisfied shall be made on the 90th day after the applicable performance criteria is determined by the Compensation Committee as having been satisfied, provided that, if the applicable performance objectives are not satisfied, then any such restricted stock and restricted stock units will be forfeited; and
(iii) Each of your outstanding stock options and stock appreciation awards under the plans of the Company, if any, shall continue to vest in accordance with their original vesting schedule irrespective of the termination of the term hereof and become exercisable and you shall have the right to exercise each of those options and stock appreciation awards for the remainder of the term of such option or award.
If you die after a termination of your employment that is subject to the above, your estate or beneficiaries will be provided any remaining benefits and rights under the above subsections (a) through (d).

Except as otherwise set forth herein, in connection with any termination of your employment, your then outstanding equity and cash incentive awards shall be treated in accordance with their terms and, other than as provided in this Agreement, you shall not be eligible for severance benefits under any other plan, program or policy of the Company. Nothing in this Agreement is intended to limit any more favorable rights that you may be entitled to under your equity and cash incentive award agreements, including, without limitation, your rights in the event of a

36863017.9

termination of your employment, a “Going Private Transaction” or a “Change of Control” (as those terms are defined in the applicable award agreement).

If you cease to be an employee of the Company prior to the Expiration Date as a result of your “Retirement” (as defined below), and at such time Cause does not exist, then, subject to your execution and delivery, within 60 days after the date of termination of your employment, and non-revocation (within any applicable revocation period) of the Severance Agreement, you shall be provided with the benefits and rights set forth in subsections (b) and (c) above, and each of your outstanding equity, cash incentive, stock option, and stock appreciation awards granted under the plans of the Company shall continue to vest (and be settled or paid) in accordance with the terms of the awards assuming for this purpose that your employment with the Company continued through the applicable vesting (and settlement or payment) date. For purposes of this Agreement, “Retirement” shall mean your voluntary resignation without Good Reason at any time on or after the second anniversary of the Effective Date upon not less than four months’ prior written notice to the Board.

If you cease to be an employee of the Company prior to the Expiration Date as a result of your death or your physical or mental disability, and at such time Cause does not exist then, subject (other than in the case of death) to your execution and delivery, within 60 days after the date of termination of your employment, and non-revocation (within any applicable revocation period) of the Severance Agreement, you or your estate or beneficiary shall be provided with the benefits and rights set forth in subsections (b) and (c) above, and each of your outstanding equity, cash incentive, stock option, and stock appreciation awards granted under the plans of the Company shall immediately vest in full, whether or not subject to performance criteria and shall be payable on the 90th day after the termination of your employment; provided, that if any such award is subject to any performance criteria, then (i) if the measurement period for such performance criteria has not yet been fully completed, then the payment amount shall be at the target amount for such award and (ii) if the measurement period for such performance criteria has already been fully completed, then the payment of such award shall be at the same time and to the extent that other similarly situated executives receive payment as determined by the Compensation Committee (subject to satisfaction of the applicable performance criteria).
This Agreement does not constitute a guarantee of employment or benefits for any definite period. Your employment may be terminated by you or the Company at any time, with or without notice or liability (subject to the terms of this Agreement). With the exception of the provisions that, by their term, survive your death, this Agreement shall automatically terminate upon your death.
6.Section 409A. If and to the extent that any payment or benefit hereunder, or any plan, award or arrangement of the Company or its affiliates, is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to you by reason of your termination of employment, then (a) such payment or benefit shall be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment or benefit shall not be made or

36863017.9

provided before the date that is six months after the date of your separation from service (or your earlier death). Any amount not paid or benefit not provided in respect of the six-month period specified in the preceding sentence will be (i) deposited in a trust in compliance with Rev. Proc. 92-64 (the “Rabbi Trust”), provided, however, that no payment will be made to the Rabbi Trust if it would be contrary to law or cause you to incur additional tax under Section 409; and (ii) paid to you in a lump sum or provided to you as soon as practicable after the expiration of such six-month period. Each payment or benefit hereunder shall be treated as a separate payment for purposes of Section 409A to the extent Section 409A applies to such payments or benefits.
To the extent you are entitled to any expense reimbursement from the Company that is subject to Section 409A, (i) the amount of any such expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except under any lifetime limit applicable to expenses for medical care), (ii) in no event shall any such expense be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expense, and (iii) in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit.

The Company may withhold from any payment due to you hereunder any taxes that are required to be withheld under any law, rule or regulation. If any payment otherwise due to you hereunder would result in the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will instead pay you either (i) such amount or (ii) the maximum amount that could be paid to you without the imposition of the excise tax, depending on whichever amount results in your receiving the greater amount of after-tax proceeds (as reasonably determined by the Company). In the event that any such payment or benefits payable to you hereunder would be reduced because of the imposition of such excise tax, then such reduction will be determined in a manner which has the least economic cost to you and, to the extent the economic cost is equivalent, such payments or benefits will be reduced in the inverse order of when the payments or benefits would have been made to you (i.e., later payments will be reduced first) until the reduction specified is achieved.

The intent of the parties is that payments and benefits under this Agreement comply with Section 409A and applicable guidance issued thereunder or comply with an exemption from the application of Section 409A and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Neither party shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits that are subject to Section 409A in any manner that would not be in compliance with Section 409A.
7.Indemnification. The Company hereby agrees that it shall indemnify and hold you harmless to the fullest extent provided in Article VIII of the Company’s By-Laws and on terms no less favorable as those applicable to other similarly situated executives of the Company. To the extent that the Company maintains officers’ and directors’ liability insurance, you will be covered under such policy subject to the exclusions and limitations set forth therein. The provisions of this paragraph shall apply to your service with the Company prior to the Effective

36863017.9

Date and shall survive the expiration or termination of your employment and/or this Agreement as well as your execution of the Severance Agreement as provided for herein.

8.Representations. You hereby represent to the Company that you are not subject to any contract, arrangement, agreement, policy or understanding, including any restrictive covenants or obligations owed to any third-party (other than customary confidentiality restrictions imposed by your prior employer), that would in any way prevent, restrict or limit your ability to enter into and perform your obligations under this Agreement.

9.Assignment. This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of, and be enforceable by, your legal representatives. This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns.

10.Waiver. To the extent permitted by law, you and the Company hereby waive any and all rights to a jury trial with respect to any claim arising out of or in any way connected with or related to this Agreement, your employment by the Company or the termination of your employment with the Company.

11.Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.

12.Jurisdiction. You and the Company hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America for the Southern District of the State of New York, located, in each case, in New York County, New York, solely in respect of the interpretation and enforcement of the provisions of this Agreement, and you and the Company hereby waive, and agree not to assert, as a defense that you are not subject thereto or that the venue thereof may not be appropriate.

13.Notices. You and the Company hereby agree that mailing of notice, process or other papers in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof if delivered to you at your address set forth above (with a copy to Hughes Hubbard & Reed LLP at One Battery Park Plaza, New York, New York 10004 Attention: Kenneth A. Lefkowitz) or to the Company at 11 Penn Plaza, New York, NY 10001, respectively, or to such other address as you or the Company may later designate in writing for the receipt of such notices.
14.Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

15.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement.

36863017.9

16.Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render the same legal, valid and enforceable, and the other remaining provisions of this Agreement shall not be affected but shall remain in full force and effect.

17.Definitions. Capitalized terms used in this Agreement, including in Annex I attached hereto, shall have the meanings set forth below:
“Cause” means your (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, or (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for, in each case, any crime involving moral turpitude or any felony.

“Good Reason” means that (1) without your consent, (A) your base salary or annual bonus target (as each may be increased from time to time in the Compensation Committee’s discretion or in accordance with the terms of this Agreement) is reduced, (B) your title is diminished, (C) you report to someone other than the Chairman of the Board, (D) your responsibilities as in effect on the date hereof are thereafter materially diminished, (E) the Company materially breaches its obligations to you under this Agreement, or (F) the Company requires that your principal office be located more than fifty (50) miles from Manhattan, (2) you have given the Company written notice, referring specifically to this letter and definition, that you do not consent to such action, (3) the Company has not corrected such action within 30 days of receiving such notice, and (4) you voluntarily terminate your employment with the Company within 90 days following the happening of the action described in subsection (1) above.
18.Construction. It is the parties’ intention that this Agreement not be construed more strictly with regard to you or the Company. This Agreement (together with your outstanding grant agreements under the Company’s long-term equity and other incentive programs and your side letter regarding aircraft usage) reflects the entire understanding and agreement of you and the Company with respect to the subject matter hereof and supersedes all prior understandings and agreements, including, as of the Effective Date, the Prior Agreement; provided, however, no provision in this Agreement shall be construed to adversely affect any of your rights to compensation, expense reimbursements or benefits accrued as of the Effective Date with respect to your service with the Company prior to the Effective Date.
[Signature page follows.]

36863017.9

AMC NETWORKS INC.

By:	/s/ Sal Romanello
Name: Sal Romanello
Title: Executive Vice President and General Counsel

ACCEPTED AND AGREED:

By:	/s/ Kristin Dolan
	Name:	Kristin Dolan

Date: October 9, 2025

ANNEX I

This Annex constitutes part of the Agreement dated October 9, 2025, by and between Kristin Dolan (“You”) and AMC Networks Inc. (the “Company”). Terms defined in the Agreement shall have the same meanings in this Annex.

You agree to comply with the following covenants in addition to those set forth in the Agreement.

1.Confidentiality.
a.Agreement. You agree to keep the existence and terms of this Agreement confidential (unless it is made public by the Company) provided that (1) you are authorized to make any disclosure required of you by any federal, state or local laws or judicial proceedings, after providing the Company with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law), (2) you may disclose this Agreement to your attorneys and advisers, (3) you and your representatives and agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such tax treatment or structure, and (4) you may disclose this Agreement in connection with any action by you to enforce or defend your rights under this Agreement.
b.Confidential and Proprietary Information. You agree to retain in strict confidence and not use for any purpose whatsoever or divulge, disseminate, copy, disclose to any third party, or otherwise use any Confidential Information, other than for legitimate business purposes of the Company and its affiliates. As used herein, “Confidential Information” means any non-public information of a confidential, proprietary, commercially sensitive or personal nature of, or regarding, the Company or any of its affiliates or any director, officer or member of senior management of any of the foregoing (collectively “Covered Parties”). The term Confidential Information includes information in written, digital, oral or any other format and includes, but is not limited to (i) information designated or treated as confidential, (ii) budgets, plans, forecasts or other financial or accounting data; (iii) subscriber, customer, guest, fan vendor or shareholder lists or data; (iv) technical or strategic information regarding the Covered Parties’ cable, data, telephone, programming, advertising, sports, entertainment, film production, theatrical, motion picture exhibition or other businesses, (v) advertising, business, programming, sales or marketing tactics and strategies; (vi) policies, practices, procedures or techniques, (vii) trade secrets or other intellectual property; (viii) information, theories or strategies relating to litigation, arbitration, mediation, investigations or matters relating to governmental authorities; (ix) terms of agreements with third parties and third party trade secrets, (x) information regarding employees, players, coaches, agents, talent, consultants, advisors or representatives, including their compensation or other human resources policies and procedures and (xi) any other information the disclosure of which may have an adverse effect on the Covered Parties’ business reputation, operations or competitive position, reputation or standing in the community.
c.Exception for Disclosure Pursuant to Law. Notwithstanding the foregoing, the obligations set forth in subsection (b) above, other than with respect to subscriber or customer information, shall not apply to Confidential Information that is:
1)already in the public domain;

36863017.9

2)disclosed to you by a third party with the right to disclose it in good faith; or

3)specifically exempted in writing by the applicable Covered Party from the applicability of this Agreement
Notwithstanding anything to the contrary in this Agreement or otherwise, nothing shall limit your rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity.

You are hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to your attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

2.Non-Compete
You acknowledge that due to your executive position in the Company and your knowledge of Confidential Information, your employment by or affiliation with certain businesses would be detrimental to the Company or any of its direct or indirect subsidiaries. You agree that, without the prior written consent of the Company, you will not represent, become employed by, consult to, advise in any manner or have any material interest, directly or indirectly, in any Competitive Entity (as defined below). A “Competitive Entity” shall mean any person, entity or business that (i) competes with any of the Company’s or any of its affiliates’ programming or other existing businesses, nationally or regionally; or (ii) directly competes with any other business of the Company or one of its subsidiaries that produced greater than 10% of the Company’s revenues in the calendar year immediately preceding the year in which the determination is made. Ownership of not more than 1% of the outstanding stock of any publicly traded company shall not, by itself, be a violation of this paragraph. This agreement not to compete will expire on the first anniversary of the date on which your employment with the Company has terminated if such termination occurs prior to the Expiration Date. For the avoidance of doubt, this agreement not to compete will expire on the Expiration Date if the termination of your employment with the Company occurs on the Expiration Date.
3.Additional Understanding
You agree, for yourself and others acting on your behalf, that you (and they) have not disparaged and will not disparage, make negative statements about or act in any manner which is intended to or does damage to the good will of, or the business or personal reputations of the Company, any

36863017.9

of its affiliates or any of their respective incumbent or former officers, directors, agents, consultants, employees, successors and assigns.
This Agreement in no way restricts or prevents you from providing truthful testimony concerning the Company or its affiliates (i) as required by court order or other legal process, provided that you afford the Company written notice and an opportunity to respond prior to such disclosure; or (ii) in proceedings to enforce or defend your rights under this Agreement or any other written agreement between you and the Company or its affiliates.

In addition, you agree that the Company is the owner of all rights, title and interest in and to all documents, tapes, videos, designs, plans, formulas, models, processes, computer programs, inventions (whether patentable or not), schematics, music, lyrics, programming ideas and other technical, business, financial, advertising, sales, marketing, customer, programming or product development plans, forecasts, strategies, information and materials (in any medium whatsoever) developed or prepared by you or with your cooperation during the course of your employment by the Company (the “Materials”). The Company will have the sole and exclusive authority to use the Materials in any manner that it deems appropriate, in perpetuity, without additional payment to you.

4.Further Cooperation
Following the date of termination of your employment with the Company, unless you are continuing to provide services to the Company in some other capacity (including without limitation as a member of the Board), you will no longer provide any regular services to the Company or represent yourself as a Company agent. If, however, the Company so requests, you agree to cooperate fully with the Company in connection with any matter with which you were involved prior to such employment termination, or in any litigation or administrative proceedings or appeals (including any preparation therefore) where the Company believes that your personal knowledge, attendance or participation could be beneficial to the Company or its affiliates. This cooperation includes, without limitation, participation on behalf of the Company and/or its affiliates in any litigation, administrative or similar proceeding, including providing truthful testimony. The Company will pay you for your services rendered under this provision at a rate of $6,800.00 per day for each day or part thereof, within 30 days of the approval of the invoice thereof.
The Company will provide you with reasonable notice in connection with any cooperation it requires in accordance with this section and will take reasonable steps to schedule your cooperation in any such matters so as not to materially interfere with your other professional and personal commitments. The Company will reimburse you for any reasonable out-of-pocket expenses you reasonably incur in connection with the cooperation you provide hereunder as soon as practicable after you present appropriate documentation evidencing such expenses. You agree to provide the Company with an estimate of any such expense before it is incurred.

36863017.9

5.No Hire or Solicit
For the term of the Agreement and until one year after the termination of your employment, you agree not to hire, seek to hire, or cause any person or entity to hire or seek to hire (without the prior written consent of the Company), directly or indirectly (whether for your own interest or any other person or entity’s interest) any employee of the Company or any of its affiliates.
This restriction does not apply to any employee who was discharged by the Company or any of its affiliates. In addition, this restriction will not prevent you from providing references.

6.Acknowledgments
You acknowledge that the restrictions contained in this Annex, in light of the nature of the Company’s business and your position and responsibilities, are reasonable and necessary to protect the legitimate interests of the Company. You acknowledge that the Company has no adequate remedy at law and would be irreparably harmed if you breach or threaten to breach any of the provisions of this Annex, and therefore agree that the Company shall be entitled to injunctive relief to prevent any breach or threatened breach of any of the provisions and to specific performance of the terms of each of such provisions in addition to any other legal or equitable remedy it may have. You further agree that you will not, in any equity proceeding relating to the enforcement of the provisions of this Annex, raise the defense that the Company has an adequate remedy at law. Nothing in this Annex shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement. If it is determined that any of the provisions of this Annex, or any part thereof, is unenforceable because of the duration or scope (geographic or otherwise) of such provision, it is the intention of the parties that the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced. Notwithstanding anything to the contrary contained in this Agreement, in the event you violate the covenants and agreements set forth in this Annex, then, in addition to all other rights and remedies available to the Company, the Company shall have no further obligation to pay you any severance benefits or to provide you with any other rights or benefits to which you would have been entitled pursuant to this Agreement had you not breached the covenants and agreements set forth in this Annex.
7.Survival
The covenants and agreement set forth in this Annex shall survive any termination or expiration of this Agreement and any termination of your employment with the Company, in accordance with their respective terms.

36863017.9